Filed Pursuant to Rule 424(b)(1)
Registration No. 333-210415

PROSPECTUS SUPPLEMENT
To Prospectus dated May 6, 2016

8,536,500 Shares

Beacon Roofing Supply, Inc.

Common Stock

All of the shares of common stock of Beacon Roofing Supply, Inc., which we refer to in this prospectus supplement as “Beacon,” offered hereby are being sold by CD&R Roadhouse Holdings, L.P., which we refer to in this prospectus supplement as the “selling stockholder.” The selling stockholder is an entity affiliated with Clayton Dubilier & Rice, LLC, which we refer to in this prospectus supplement as “CD&R.” Beacon will not receive any proceeds from the sale of the shares being sold by the selling stockholder.

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On May 16, 2016, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $43.11 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents we incorporate by reference herein for certain risks you should consider. You should read the entire prospectus supplement carefully, together with the accompanying prospectus and documents we incorporate by reference herein, before you make your investment decision.

The underwriter has agreed to purchase our common stock from the selling stockholder at a price of $42.28 per share, which will result in proceeds to the selling stockholder of $360,923,220. The underwriter may offer our common stock from time to time in transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See “Underwriting.”

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about May 20, 2016.

Credit Suisse

The date of this prospectus supplement is May 16, 2016

Prospectus Supplement

Prospectus

Neither we, the selling stockholder, nor the underwriter have authorized anyone to provide you with different information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation.

S-i

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, the selling stockholder nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

This document is not a prospectus for the purposes of the Prospectus Directive (as defined herein). This document has been prepared on the basis that any offer of shares in any Relevant Member State (as defined herein) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated May 6, 2016. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder named in a prospectus supplement may, from time to time, offer and sell up to 8,536,500 shares of our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling stockholder may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be deemed modified or superseded by any inconsistent statement made by us in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus supplement and the accompanying prospectus together with the additional information incorporated by reference herein and therein, including all documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement before investing in our common stock.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Beacon,” “we,” “us” and “our” to refer to Beacon Roofing Supply, Inc., a Delaware corporation, together with its consolidated subsidiaries.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus supplement, the accompanying prospectus or documents incorporated by reference herein and therein. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Beacon include, but are not limited to, risks and uncertainties that are described in “Risk Factors” in this prospectus supplement, in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2015, in our Quarterly Reports on Form 10-Q and in other filings by Beacon with the SEC. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;
•	our ability to complete acquisitions on acceptable terms;
•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;
•	dependence on key personnel;
•	fluctuation of pricing of and rebates on the products we distribute and our ability to pass on increased costs to customers;
•	dependence on the residential home building industry, as well as the economy, the credit markets and other important factors;
•	cyclical and seasonal nature of the building products supply industry;
•	disruptions at our facilities or in our information technology systems;
•	variability of our quarterly revenues and earnings;
•	our future capital needs and our ability to obtain additional financing on acceptable terms;
•	our level of indebtedness and our ability to meet our obligations under our debt instruments;
•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements; and
•	our failure to obtain the anticipated benefits, synergies and costs savings from the acquisition of Roofing Supply Group, LLC.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the document in which it is made. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before making any investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus form a part and the documents incorporated by reference herein and therein, especially the risks of investing in our common stock discussed under “Risk Factors.”

Our Company

Beacon is the second largest (and largest publicly traded) distributor of residential and commercial roofing materials in the United States, with leading positions in key metropolitan markets in both the United States and Canada. Beacon also is a leading distributor of complementary building products, including siding, windows and waterproofing systems for residential and commercial building exteriors. Beacon purchases products from a large number of manufacturers and then distributes these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, home builders, retailers, and building materials suppliers. As of March 31, 2016, Beacon operated 357 branches in 45 states throughout the United States and six provinces in Canada.

Beacon was incorporated in Delaware in 1997 and completed its initial public offering in September 2004. Beacon’s common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Beacon’s principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, and our telephone number is (571) 323-3939. Our website is www.becn.com. No portion of our website is incorporated by reference into this prospectus supplement or the accompanying prospectus. For additional information about Beacon, please refer to the other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement, as listed under the heading “Incorporation of Certain Information by Reference.”

The RSG Acquisition

On October 1, 2015, Beacon completed the acquisition of Roofing Supply Group, LLC (“RSG”), a leading roofing products distributor then owned by the selling stockholder and employee stockholders in a cash and stock transaction valued at approximately $1.2 billion (the “RSG Acquisition”), including repayment of outstanding RSG indebtedness. Prior to the RSG Acquisition, RSG was the fifth largest roofing distributor in the United States. As of September 30, 2015, RSG operated 85 branches strategically located in 25 U.S. states throughout the West, Rocky Mountain, Northwest, Southwest, Southeast and Midwest regions of the United States. Similar to Beacon, RSG had a customer base of contractors, home builders, retail customers, building owners and other resellers, such as retailers and lumberyards.

Selling Stockholder

The selling stockholder is an entity affiliated with CD&R, a private investment firm, and was the former controlling stockholder of RSG. Immediately following the consummation of the RSG Acquisition, the selling stockholder beneficially owned approximately 15% of our outstanding common stock and became our largest stockholder. As of May 1, 2016, the selling stockholder beneficially owned 14.3% of our outstanding common stock and, after giving effect to this offering, will not beneficially own any of our outstanding common stock.

In connection with the RSG Acquisition, we entered into an investment agreement (the “Investment Agreement”) with the selling stockholder, which, as amended, provides that the selling stockholder may designate up to two directors to the Beacon board of directors, for so long as certain ownership thresholds are met. Upon consummation of the RSG Acquisition, Philip W. Knisely, operating advisor to the funds managed by CD&R, and Nathan K. Sleeper, a principal of CD&R, were appointed as the selling stockholder’s designees to the Beacon board of directors. After giving effect to this offering, the selling stockholder will no longer be entitled to designate any directors to the Beacon board of directors under the terms of the Investment Agreement. Promptly following the completion of this offering, we expect that both

Messrs. Knisely and Sleeper will offer to resign from the Beacon board of directors in accordance with the terms of the Investment Agreement. The Investment Agreement further provides that, for so long as the Selling Stockholder may designate one Beacon director and for six months thereafter, neither the Selling Stockholder nor any of its affiliated funds or any of its or their respective affiliates will solicit senior management-level employees or engage in the distribution of roofing materials, subject to certain exceptions.

For more information regarding the Investment Agreement and a discussion of other material relationships between the selling stockholder and us, including a registration rights agreement to which we are party, see “Selling Stockholder — Material Relationships with Selling Stockholder” in the accompanying prospectus.

The Offering

Selling stockholder
CD&R Roadhouse Holdings, L.P., an entity affiliated with Clayton Dubilier & Rice, LLC.
Common stock offered by the selling stockholder
8,536,500 shares
Common stock outstanding before and after this offering
59,578,734 shares
NASDAQ Global Select Market symbol
“BECN”
Use of proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement and the accompanying prospectus. See “Use of Proceeds.”
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.
Dividend policy
We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon various factors. The debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends. See “Dividend Policy.”
Lock-up
The selling stockholder and our executive officers (collectively representing beneficial ownership of 8,937,981 shares of our common stock before and 401,481 shares after completion of this offering, or approximately 15.0% of the outstanding shares of our common stock before completion of this offering and 0.7% after completion of this offering) and we have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable for shares of our common stock without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement.

The number of shares of our common stock outstanding prior to and following this offering is based on 59,578,734 shares of our common stock outstanding as of May 1, 2016, and excludes:

•	options to purchase 2,593,946 shares of common stock as of May 1, 2016 at a weighted average exercise price of $24.94 per share;
•	711,745 unvested restricted stock units issued and outstanding as of May 1, 2016; and
•	5,007,983 shares of our common stock reserved for future issuance under our equity incentive plans.

Unless otherwise noted, all share data and beneficial ownership percentages in this prospectus supplement are as of May 1, 2016 and assume 59,578,734 shares of our common stock outstanding prior to and following this offering.

Summary Historical and Operating Information

The following tables set forth summary consolidated historical financial information for Beacon for the periods ended and as of the dates indicated. Beacon’s fiscal year ends on September 30.

Beacon’s financial information for the fiscal years ended September 30, 2015, 2014 and 2013 has been derived from Beacon’s audited consolidated financial statements and the notes related thereto included in Exhibit 99.1 to Beacon’s Current Report on Form 8-K dated March 25, 2016, incorporated by reference herein. Beacon’s financial information for the six months ended March 31, 2016 and 2015 and as of March 31, 2016, September 30, 2015 and March 31, 2015 has been derived from Beacon’s unaudited consolidated financial statements and the notes related thereto included in Beacon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, incorporated by reference herein. Such unaudited interim financial information has been prepared on a basis consistent with the audited consolidated financial statements.

The following summary historical and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Beacon incorporated by reference herein.

	Year Ended September 30,			Six Months Ended March 31,
	2015	2014	2013	2016	2015
	(audited)			(unaudited)
	(in thousands)
Statement of Operations Data:
Net sales	$2,515,169	$2,326,905	$2,240,723	$1,800,017	$1,009,226
Cost of products sold	1,919,804	1,799,065	1,709,326	1,371,065	774,888
Gross profit	595,365	527,840	531,397	428,952	234,338
Operating expenses	478,284	428,977	401,676	398,225	224,724
Income from operations	117,081	98,863	129,721	30,727	9,614
Interest expense, financing costs and other	11,037	10,095	8,247	29,282	5,177
Income before provision for income taxes	106,044	88,768	121,474	1,445	4,437
Provision for income taxes	43,767	34,922	48,867	46	1,316
Net income	$62,277	$53,846	$72,607	$1,399	$3,121

		September 30, 2015
	March 31, 2016		March 31, 2015
	(unaudited)
	(in thousands)
Balance Sheet Data:
ASSETS
Current assets:
Cash and cash equivalents	$14,841	$45,661	$22,956
Accounts receivable	490,850	399,732	248,154
Inventories, net	513,750	320,999	361,317
Prepaid expenses and other current assets	164,625	97,928	73,490
Total current assets	1,184,066	864,320	705,917
Property and equipment, net	147,994	90,405	85,054
Goodwill	1,160,775	496,415	488,324
Intangibles, net	472,582	87,055	91,650
Other assets, net	1,430	1,233	3,012
TOTAL ASSETS	$2,966,847	$1,539,428	$1,373,957
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$417,994	$244,891	$202,713
Accrued expenses	152,692	124,794	80,546
Borrowings under revolving lines of credit	—	11,240	3,948
Current portions of long-term debt	12,159	16,320	16,612
Total current liabilities	582,845	397,245	303,819
Borrowings under revolving lines of credit	295,690	—	—
Long-term debt, net of current portion	722,542	170,200	178,241
Deferred income taxes, net	102,878	66,500	48,637
Long-term obligations under equipment financing and other, net of current	$42,907	$22,367	$24,779
Total liabilities	1,746,862	656,312	555,476
Total stockholders’ equity	1,219,985	883,116	818,481
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,966,847	$1,539,428	$1,373,957

	Year Ended September 30,			Six Months Ended March 31,
	2015	2014	2013	2016	2015
				(unaudited)
	(in thousands)
Cash Flow Data:
Net cash provided by operating activities	$109,340	$55,497	$78,493	$80,652	$62,485
Net cash used in investing activities	(104,714)	(37,316)	(89,491)	(951,838)	(74,762)
Net cash provided by (used in) financing activities	(12,707)	(9,798)	18,013	840,973	(18,582)
Effect of exchange rate changes on cash	(730)	(938)	(193)	(607)	(657)
Net increase (decrease) in cash and cash equivalents	(8,811)	7,445	6,822	(30,820)	(31,516)
Cash and cash equivalents at end of period	45,661	54,472	47,027	14,841	22,956

	September 30,			March 31,
	2015	2014	2013	2016	2015
Operating Information:
Number of branches at end of period	274	264	236	357	270

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties described herein and therein are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Forward-Looking Statements.”

Risks Related to Our Business

We may not be able to effectively integrate newly acquired businesses into our operations or achieve expected cost savings or profitability from our acquisitions.

Our growth strategy includes acquiring other distributors of roofing materials and complementary products. Acquisitions involve numerous risks, including:

•	unforeseen difficulties in integrating operations, technologies, services, accounting and personnel;
•	diversion of financial and management resources from existing operations;
•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;
•	potential loss of key employees;
•	unforeseen liabilities associated with businesses acquired; and
•	inability to generate sufficient revenue or realize sufficient cost savings to offset acquisition or investment costs.

As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits of such acquisitions and we may incur costs in excess of what we anticipate. These risks would likely be greater in the case of larger acquisitions.

We may not be able to successfully complete acquisitions on acceptable terms, which would slow our growth rate.

The acquisition of other distributors of roofing materials and complementary products is an important part of our growth strategy. We continually seek additional acquisition candidates in selected markets and from time to time engage in exploratory discussions with potential candidates. We are unable to predict whether or when we will be able to identify any suitable additional acquisition candidates, or the likelihood that any potential acquisition will be completed. If we cannot complete acquisitions that we identify on acceptable terms, it is unlikely that we will sustain the historical growth rates of our business.

An inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers.

We distribute roofing and other exterior building materials that are manufactured by a number of major suppliers. Disruptions in our sources of supply may occur as a result of unanticipated demand or production or delivery difficulties. When shortages occur, roofing material suppliers often allocate products among distributors. Although we believe that our relationships with our suppliers are strong and that we would have access to similar products from competing suppliers should products be unavailable from current sources, any supply shortage, particularly of the most commonly sold items, could result in a loss of revenues and reduced margins and damage relationships with customers.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our ability to operate and grow successfully.

Our success will continue to depend to a significant extent on our executive officers and key management personnel, including our divisional executive vice presidents and regional vice presidents. We do not have key man life insurance covering any of our executive officers. We may not be able to retain our executive officers and key personnel or attract additional qualified management. The loss of any of our executive officers or other key management personnel, or our inability to recruit and retain qualified personnel, could hurt our ability to operate and make it difficult to execute our acquisition and internal growth strategies.

A change in vendor pricing and demand could adversely affect our income and gross margins.

Many of the products that we distribute are subject to price changes based upon manufacturers’ raw material costs and other manufacturer pricing decisions. For example, as a distributor of residential roofing supplies, our business is sensitive to asphalt prices, which are highly volatile and often linked to oil prices, as oil is a significant input in asphalt production. Shingle prices have been volatile in recent years, partly due to volatility in asphalt prices. Historically, we have generally been able to pass increases in the prices of shingles on to our customers. Although we often are able to pass on manufacturers’ price increases, our ability to pass on increases in costs depends on market conditions. The inability to pass along cost increases could result in lower operating margins. In addition, higher prices could impact demand for these products, resulting in lower sales volumes.

A change in vendor rebates could adversely affect our income and gross margins.

The terms on which we purchase products from many of our vendors entitle us to receive a rebate based on the volume of our purchases. These rebates effectively reduce our costs for products. If market conditions change, vendors may adversely change the terms of some or all of these programs. Although these changes would not affect the net recorded costs of product already purchased, it may lower our gross margins on products we sell and therefore the income we realize on such sales in future periods.

Cyclicality in our business and general economic conditions could result in lower revenues and reduced profitability.

A portion of the products we sell are for residential and non-residential construction. The strength of these markets depends on new housing starts and business investment, which are a function of many factors beyond our control, including credit and capital availability, interest rates, foreclosure rates, housing inventory levels and occupancy, employment levels, consumer confidence and the health of the United States economy and mortgage markets. Economic downturns in the regions and markets we serve could result in lower revenues and, since many of our expenses are fixed, lower profitability. The challenging economic conditions in recent years, including tighter credit markets, have adversely affected demand for new residential and non-residential projects and, to a lesser extent, re-roofing projects, and may continue to negatively affect expenditures for roofing in the near term. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or housing inventory levels and occupancy, or a weakening of the United States economy or of any regional or local economy in which we operate could adversely affect consumer spending, result in decreased demand for our products, and adversely affect our business. In addition, instability in the economy and financial markets, including as a result of terrorism or civil or political unrest, may result in a decrease in housing starts, which would adversely affect our business.

Seasonality in the construction and re-roofing industry generally results in second quarter losses.

Our second quarter is typically affected adversely by winter construction cycles and cold weather patterns as the levels of activity in the new construction and re-roofing markets decrease. Because many of our expenses remain relatively fixed throughout the year, we generally record a loss during our second quarter. We currently expect that these seasonal variations will continue in the future.

If we encounter difficulties with our management information systems, we could experience problems with inventory, collections, customer service, cost control and business plan execution.

We believe our management information systems are a competitive advantage in maintaining our leadership position in the roofing distribution industry. However, if we experience problems with our management information systems, we could experience, among other things, product shortages and/or an increase in accounts receivable aging. Any failure by us to properly maintain and protect our management information systems could adversely impact our ability to attract and serve customers and could cause us to incur higher operating costs and experience delays in the execution of our business plan.

Since we rely heavily on information technology both in serving our customers and in our enterprise infrastructure in order to achieve our objectives, we may be vulnerable to damage or intrusion from a variety of cyber-attacks including computer viruses, worms or other malicious software programs that may access our systems. Despite the precautions we take to mitigate the risks of such events, an attack on our enterprise information technology system could result in theft or disclosure of our proprietary or confidential information or a breach of confidential customer or employee information. Such events could have an adverse impact on revenue, harm our reputation, and cause us to incur significant legal liability and costs to address and remediate such events and related security concerns.

An impairment of goodwill and/or other intangible assets could reduce net income.

Acquisitions frequently result in the recording of goodwill and other intangible assets. At March 31, 2016, goodwill represented 39.12% of our total assets. Goodwill is not amortized for financial reporting purposes and is subject to impairment testing at least annually using a qualitative approach.

We evaluate the recoverability of goodwill for impairment in between our annual tests when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Any impairment of goodwill will reduce net income in the period in which the impairment is recognized.

We might need to raise additional capital, which may not be available, thus limiting our growth prospects.

In the future we may require equity or additional debt financing in order to consummate an acquisition, for additional working capital for expansion, or if we suffer more than seasonally expected losses. In the event such additional financing is unavailable to us on commercially attractive terms or at all, we may be unable to expand or make acquisitions or pursue other growth opportunities.

Major disruptions in the capital and credit markets may impact both the availability of credit and business conditions.

If the financial institutions that have extended credit commitments to us are adversely affected by major disruptions in the capital and credit markets, they may become unable to fund borrowings under those credit commitments. This could have an adverse impact on our financial condition since we need to borrow funds at times for working capital, acquisitions, capital expenditures and other corporate purposes.

Major disruptions in the capital and credit markets could also lead to broader economic downturns, which could result in lower demand for our products and increased incidence of customers’ inability to pay their accounts. The majority of our net sales volume in fiscal year 2015 and the first half of fiscal year 2016 was facilitated through the extension of trade credit to our customers. Additional customer bankruptcies or similar events caused by such broader downturns may result in a higher level of bad debt expense than we have historically experienced. Also, our suppliers may be impacted, causing potential disruptions or delays of product availability. These events would adversely impact our results of operations, cash flows and financial position.

The integration of RSG may prove more difficult, costly or time-consuming than expected, and the anticipated synergies and benefits of the RSG Acquisition may not be realized in the timeframe we expect or at all.

On October 1, 2015, we completed the RSG Acquisition, the largest acquisition in our company’s history (as measured by purchase price, total revenue, and number of branches of acquired business). The integration of RSG is a complex, costly and time-consuming process, and the significant size and scale of RSG increases the risks to which we are subject relative to other acquired businesses. Such risks include the following:

•	While we anticipate that the RSG Acquisition could result in approximately $50 million in annual run-rate synergies within approximately two years following the closing of the acquisition, realization of these synergies depends on our ability to successfully integrate RSG’s business with our current operations. If we experience difficulties or delays with the RSG integration process, these anticipated synergies and other financial and operational benefits may not be realized fully or at all, or may take longer to realize than expected.
•	The integration process could result in the loss of key employees, diversion of management attention or disruption of either company’s ongoing business that adversely affect our ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the RSG Acquisition, any of which may adversely affect our business, financial condition and results of operations.
•	We have incurred and will continue to incur a number of significant non-recurring costs associated with the RSG Acquisition and the related integration process. One-time costs to achieve the anticipated cost savings are estimated to be $25 million over the first two years following closing. If additional unanticipated costs are incurred during the RSG integration, such costs may offset or negate anticipated efficiencies related to the RSG Acquisition.

Our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments.

As of March 31, 2016, we had $300 million in aggregate principal amount of our 6.375% senior notes due 2023 (our “senior notes”) outstanding, $448 million incurred under our seven-year senior secured term loan “B” facility, $304 million drawn under our senior secured asset-based revolving credit facility (the “ABL Facility” and, together with the term loan B facility, our “senior secured credit facilities”), and $48 million of total other indebtedness.

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;
•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;
•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because future borrowings under our senior secured credit facilities would be at variable rates of interest;
•	reducing funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, due to the costs and expenses associated with such debt;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and
•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, the credit agreements that govern our senior secured credit facilities and the indenture governing our outstanding senior notes impose significant operating and financial restrictions on us, including limitations on our ability to, among other things, pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; merge or consolidate; enter into agreements that restrict the ability of our subsidiaries to make dividends or other payments to Beacon Roofing Supply, Inc.; and transfer or sell assets. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to capitalize on available business opportunities.

The amount of cash required to pay interest on our increased indebtedness levels and, thus, the demands on our cash resources, is now substantially greater than the amount of cash flows required to service our historical indebtedness prior to the consummation of the RSG Acquisition and related financing transactions (including the entry into our senior secured credit facilities and issuance of our senior notes) on October 1, 2015. Our liquidity at March 31, 2016 included $369 million in net borrowing availability under the ABL Facility (subject to availability under a borrowing base and after giving effect to approximately $10 million of letters of credit expected to be issued, replaced or cash collateralized, which were outstanding as of March 31, 2016 and $15 million of cash on hand. There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, which could cause us to default on our debt obligations and impair our liquidity. In the event of a default under any of our indebtedness, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross-defaults under our other indebtedness. The lenders under our senior secured credit facilities could also elect to terminate their commitments thereunder and cease making further loans, and such lenders could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the debt agreements that govern our senior secured credit facilities, outstanding senior notes and other debt instruments contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent we incur additional indebtedness or other obligations, the risks described in the immediately preceding risk factor and others described herein may increase.

Risks Related to Our Common Stock and this Offering

Beacon Roofing Supply, Inc. is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

Beacon Roofing Supply, Inc., the issuer of our common stock, is a holding company that derives all of its operating income from its subsidiaries. Beacon Roofing Supply, Inc. relies on the earnings and cash flows of its subsidiaries, which are paid to it by its subsidiaries in the form of dividends and other payments or distributions, to meet its debt service obligations or to pay dividends. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.” However, to the extent that we determine in the future to pay dividends on our common stock, the debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our growing business. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon various factors. In addition, the debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. See “Dividend Policy.”

The market price of our common stock may be volatile and could decline in the future.

We cannot assure you that an active public market for our common stock will be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;
•	domestic and international economic factors unrelated to our performance;
•	changes in our customers’ preferences;
•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;
•	new regulatory pronouncements and changes in regulatory guidelines;
•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;
•	action by institutional stockholders or other large stockholders (including the selling stockholder), including future sales by them of shares of our common stock;
•	announcements by us of significant impairment charges;
•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;
•	speculation in the press or investment community;
•	investor perception of us and our industry;
•	changes in market valuations or earnings of similar companies;
•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;
•	failure to complete significant sales;
•	any future sales of our common stock or other securities; and
•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares of our common stock at or above the price you paid for them. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of May 1, 2016 we had 59,578,734 outstanding shares of our common stock, substantially all of which are freely tradeable without restriction under the Securities Act, except for shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The sale of a substantial number of our shares by these or other significant stockholders within a short period of time could cause our stock price to decrease. In addition, we filed registration statements under the Securities Act to register the shares of common stock to be issued under our equity incentive plans and, as a result, all shares of our common stock acquired upon exercise of stock options or upon vesting of restricted stock units granted under our equity incentive plans are also freely tradable under the Securities Act, unless such shares are held by our affiliates. As of May 1, 2016, there were options to purchase 2,593,946 shares of our common stock and 711,745 unvested restricted stock units issued and outstanding. In addition, as of the same date, 5,007,983 shares of our common stock were reserved for future issuance under our equity incentive plans.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline. Sales of a substantial amount of our common stock into the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, our executive officers and the selling stockholder have entered into lock-up agreements with respect to our common stock, pursuant to which we are subject to certain resale restrictions for a period of 30 days following the date of this prospectus supplement. Pursuant to the foregoing lock-up agreements, at any time and without notice, the underwriter may release all or any portion of the common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, then the common stock subject to such restrictions will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our second amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our second amended and restated certificate of incorporation and amended and restated by-laws:

•	authorize the issuance of “blank check” preferred stock with voting or other rights or preferences that could be issued by our board of directors that may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
•	provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office, although less than a quorum, or by a sole remaining director;
•	prohibit stockholders from calling special meetings of stockholders;
•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and
•	require the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present to amend our by-laws or by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock — Anti-Takeover Provisions of the Delaware Law and Our Governing Documents” in the accompanying prospectus.

Our second amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our growing business. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon various factors. In addition, the debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. See “Dividend Policy.”

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered by it pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of these shares of our common stock. The selling stockholder will bear any underwriting commissions and discounts attributable to its sale of our common stock and legal fees of selling stockholder counsel, and we will bear the remaining expenses as required under the registration rights agreement between us and the selling stockholder. For more information regarding the registration rights agreement, see “Selling Stockholder — Material Relationships with Selling Stockholder” in the accompanying prospectus.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BECN.” Our common stock began to trade on the NASDAQ Global Select Market on September 23, 2004. There were 160 registered holders of record of our common stock as of May 1, 2016. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market:

	High Sales Price	Low Sales Price
Year ended September 30, 2014
Third quarter	$39.33	$32.24
Fourth quarter	$34.31	$24.68
Year ended September 30, 2015
First quarter	$29.17	$24.11
Second quarter	$31.41	$23.04
Third quarter	$34.09	$29.44
Fourth quarter	$37.10	$29.88
Year ending September 30, 2016
First quarter	$44.01	$32.02
Second quarter	$43.25	$32.24
Third quarter (through May 16, 2016)	$45.72	$40.42

DIVIDEND POLICY

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our growing business. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our board of directors deems relevant. The debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends. For more information regarding our senior secured credit facilities and outstanding senior notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness,” which is included in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2016 and incorporated by reference herein.

SELLING STOCKHOLDER

The following table sets forth information as of May 1, 2016 with respect to the ownership of our common stock by the selling stockholder based on information furnished to us by the selling stockholder. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 59,578,734 shares of our common stock outstanding as of May 1, 2016.

Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The address for the beneficial owner is set forth in the footnotes to the table.

	Shares of Beacon Common Stock Beneficially Owned Before this Offering and After this Offering
Name of Selling Stockholder	Shares Beneficially Owned Before this Offering	Percent of Class Before this Offering	Shares Offered Hereby	Shares Beneficially Owned After this Offering	Percent of Class After this Offering
CD&R Roadhouse Holdings, L.P.(1)	8,536,500	14.3%	8,536,500	0	0%

(1)	CD&R Associates VIII, Ltd. is the general partner of CD&R Roadhouse Holdings, L.P. CD&R Associates VIII, L.P. is the sole stockholder of CD&R Associates VIII, Ltd. CD&R Investment Associates VIII, Ltd. is the general partner of CD&R Associates VIII, L.P. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares held by CD&R Roadhouse Holdings, L.P. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors, consisting of Donald J. Gogel and Kevin J. Conway. Messrs. Gogel and Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by CD&R Roadhouse Holdings, L.P. Such persons expressly disclaim such beneficial ownership. All investment and voting decisions with respect to shares held by CD&R Roadhouse Holdings, L.P. are made by an investment committee of limited partners of CD&R Associates VIII, L.P. (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian Griffiths, Marco Herbst, George K. Jaquette, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Ravi Sachdev, Christian Rochat, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo and David H. Wasserman. All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Roadhouse Holdings, L.P. The address for CD&R Roadhouse Holdings, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. See “Selling Stockholder — Material Relationships with Selling Stockholder” in the accompanying prospectus for a discussion of material relationships between the selling stockholder and us.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax and, to a limited extent, estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service (the “IRS”) and other administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;
•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources that is not effectively connected with the conduct of a trade or business in the United States; or
•	a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. A partner in any such entity should consult its own tax advisor regarding the U.S. federal income and estate tax considerations applicable to it as a result of such entity’s purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “— Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or Form W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. A Non-U.S. Holder that does not timely provide the applicable withholding agent with the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special documentation requirements apply to claim benefits under such a tax treaty when our common stock is held though certain foreign intermediaries or Non-U.S. entities that are pass through entities.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “— FATCA Withholding” and “— Information Reporting and Backup Withholding.”

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

(i)	such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);
(ii)	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or
(iii)	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, that we have not been at any time during the five-year period ending as of the date of this prospectus supplement and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “— FATCA Withholding” and “— Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution, and, in either case such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a non-U.S. office of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as the underwriter for this offering. We and the selling stockholder have entered into an underwriting agreement with the underwriter dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase, at a price of $42.28 per share, which will result in gross proceeds to the selling stockholder of $360,923,220, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Credit Suisse Securities (USA) LLC	8,536,500
Total	8,536,500

Subject to the terms and conditions of the underwriting agreement, the underwriter is committed to purchase all the common shares offered by the selling stockholder if it purchases any shares.

The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation. Sales of shares made outside the United States may be made by affiliates of the underwriter.

We estimate that the total expenses of this offering payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, which will be payable by the selling stockholder, will be approximately $0.4 million.

We have agreed to reimburse the underwriter for filing fees and reasonable fees and disbursements of counsel related to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”), if applicable.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, or file with the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any such other securities (in each case, except as provided in the underwriting agreement), in each case without the prior written consent of the underwriter, for a period of 30 days after the date of this prospectus supplement.

The selling stockholder in this offering and our executive officers (collectively representing beneficial ownership of 8,937,981 shares of our common stock before and 401,481 shares after completion of this offering, or approximately 15.0% of the outstanding shares of our common stock before completion of this offering and 0.7% after completion of this offering) have entered into lock-up agreements with the underwriter pursuant to which each of these persons or entities, with limited exceptions, for a period of 30 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities held by them, or any options or warrants to purchase any shares of our common stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. The lock-up agreements will contain exceptions for, among other things, dispositions of shares of our common stock or our retention of shares of our common stock to satisfy tax withholding obligations or in payment of the exercise or purchase price in connection with the exercise of options to purchase common stock, the vesting of restricted stock units or performance shares or the settlement of deferred stock units.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriter may be required to make in that respect.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriter may close out any covered short position by purchasing shares in the open market.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of any shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (iii) high net worth companies, and other entities falling within Article 49(2)(a) to (d) of the Order or (iv) any other persons to whom it may otherwise lawfully be communicated under the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares described in this prospectus supplement or the accompanying prospectus has not and will not be made to the public in that Relevant Member State, except that, with effect from and including the Relevant Implementation Date, an offer of shares described in this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (b) to “professional investors” as within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

The underwriter and its affiliates have provided in the past to us, the selling stockholder and our respective affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, the selling stockholder and such affiliates in the ordinary course of their business, for which it has received and may continue to receive customary fees and commissions. The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In addition, from time to time, the underwriter and its affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of our subsidiaries. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cravath, Swaine & Moore LLP, New York, New York. Debevoise & Plimpton LLP, New York, New York, is acting as counsel to the selling stockholder.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. included in Exhibit 99.1 of the Current Report on Form 8-K dated March 25, 2016 as of September 30, 2015 and September 30, 2014 and the three-year period ended September 30, 2015, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and December 31, 2013 and for the years then ended included in Exhibit 99.2 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated September 9, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and for the year then ended included in Exhibit 99.1 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated February 16, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. for the period from May 31, 2012 through December 31, 2012 (successor) and the period from January 1, 2012 through May 30, 2012 (predecessor), included in Exhibit 99.2 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated September 9, 2015, have been audited by BDO USA, LLP, independent certified public accountants, as set forth in their report thereon, incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus supplement and the accompanying prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus supplement and the accompanying prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement and the accompanying prospectus, to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the accompanying prospectus. We incorporate by reference the documents listed below which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed or terminated (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):

1.	Our Annual Report on Form 10-K for the year ended September 30, 2015, filed on November 24, 2015 (File No. 000-50924);
2.	Our Definitive Proxy Statement on Schedule 14A, filed on January 6, 2016 (only those parts incorporated in our Annual Report on Form 10-K for the year ended September 30, 2015 (File No. 000-50924));
3.	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2015 (filed on February 5, 2016) and March 31, 2016 (filed on May 9, 2016) (File No. 000-50924);
4.	Our Current Reports on Form 8-K, filed on September 9, 2015 (only Item 9.01(a) thereof and Exhibit 99.2 thereto), October 1, 2015 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), November 9, 2015, December 2, 2015, February 12, 2016, February 16, 2016, March 11, 2016 and March 25, 2016 (File No. 000-50924); and
5.	The description of the common stock contained in our Form 8-A, filed on September 3, 2004 (incorporated by reference from the description set forth under the caption “Description of capital stock, certificate of incorporation and by-laws” in our prospectus dated September 22, 2004, filed on September 23, 2004 as part of our Registration Statement on Form S-1 (File No. 333-116027)), as supplemented by the “Description of Capital Stock” beginning on page 3 of the accompanying prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner of such person, to whom a prospectus supplement is delivered, a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein).

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Beacon Roofing Supply
505 Huntmar Park Drive
Suite 300
Herndon, Virginia 20170
Attention: Chief Financial Officer
Telephone: (571) 323-3940

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are part of a registration statement that we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement and the documents incorporated by reference therein, including the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto. Copies of the registration statement and the documents incorporated by reference therein, including the exhibits thereto, are also available at your request, without charge, from Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attention: Chief Financial Officer, Telephone: (571) 323-3940.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at the address noted above. In addition, such reports, proxy statements and other information may be accessed through the SEC’s Internet website located at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.becn.com. The information contained on, or accessible from, our website is not part of this prospectus supplement, the accompanying prospectus or the registration statement, by reference or otherwise.

PROSPECTUS

Beacon Roofing Supply, Inc.

8,536,500 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 8,536,500 shares of our common stock, $0.01 par value per share, by CD&R Roadhouse Holdings, L.P. (the “selling stockholder”), an entity affiliated with Clayton Dubilier & Rice, LLC (“CD&R”). The selling stockholder may offer and sell shares of our common stock through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. This prospectus does not necessarily mean that the selling stockholder will offer or sell those shares. We will receive no proceeds from any sale by the selling stockholder of the shares of our common stock covered by this prospectus, but we have agreed to pay certain expenses relating to the registration of such shares. The selling stockholder will be responsible for any fees and commissions (including underwriting discounts and commissions), legal fees of any counsel engaged by the selling stockholder and transfer taxes applicable to the shares sold by them through this prospectus. The selling stockholder may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On May 5, 2016, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $42.40 per share.

Investing in our securities involves certain risks. See “Risk Factors” on page 3 of this prospectus and in any applicable prospectus supplement and in the documents we incorporate by reference herein for certain risks you should consider. You should read the entire prospectus carefully, together with the documents we incorporate by reference herein, before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2016

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, the selling stockholder may offer and resell up to 8,536,500 shares of our common stock in one or more offerings or resales. The prospectus provides you with a general description of the shares of common stock the selling stockholder may offer. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

We may also authorize one or more free writing prospectuses or prospectus supplements to be provided to you in connection with these offerings. Any related free writing prospectus or prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any accompanying prospectus supplement or any related free writing prospectus and any documents.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholder are making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Beacon,” “Company,” “we,” “us” and “our” to refer to Beacon Roofing Supply, Inc., a Delaware corporation, together with its consolidated subsidiaries.

ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus or incorporated by reference herein. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company include, but are not limited to, risks and uncertainties that are described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2015, in our Quarterly Reports on Form 10-Q and in other securities filings by the Company with the SEC. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;
•	our ability to complete acquisitions on acceptable terms;
•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;
•	dependence on key personnel;
•	fluctuation of pricing of and rebates on the products we distribute and our ability to pass on increased costs to customers;
•	dependence on the residential home building industry, as well as the economy, the credit markets and other important factors;
•	cyclical and seasonal nature of the building products supply industry;
•	disruptions at our facilities or in our information technology systems;
•	variability of our quarterly revenues and earnings;
•	our future capital needs and our ability to obtain additional financing on acceptable terms;
•	our level of indebtedness and our ability to meet our obligations under our debt instruments;
•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements; and
•	our failure to obtain the anticipated benefits, synergies and costs savings from the acquisition of Roofing Supply Group, LLC.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being offered hereby, and our financial statements and notes thereto and other information included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Company

Beacon is the second largest (and largest publicly traded) distributor of residential and commercial roofing materials in the United States, with leading positions in key metropolitan markets in both the United States and Canada. Beacon also is a leading distributor of complementary building products, including siding, windows and waterproofing systems for residential and commercial building exteriors. Beacon purchases products from a large number of manufacturers and then distributes these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, home builders, retailers, and building materials suppliers. As of December 31, 2015, Beacon operated 356 branches in 45 states throughout the United States and six provinces in Canada.

Beacon was incorporated in Delaware in 1997 and completed its initial public offering in September 2004. Beacon’s common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Beacon’s principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, and our telephone number is (571) 323-3939. Our website is www.becn.com. No portion of our website is incorporated by reference into this prospectus or any accompanying prospectus supplement.

The RSG Acquisition

On October 1, 2015, Beacon completed the acquisition of Roofing Supply Group, LLC (“RSG”), a leading roofing products distributor owned by the selling stockholder and employee stockholders in a cash and stock transaction valued at approximately $1.2 billion (the “RSG Acquisition”), including repayment of outstanding RSG indebtedness. Prior to the RSG Acquisition, RSG was the fifth largest roofing distributor in the United States. As of September 30, 2015, RSG operated 85 branches strategically located in 25 U.S. states throughout the West, Rocky Mountain, Northwest, Southwest, Southeast and Midwest regions of the United States. Similar to Beacon, RSG had a customer base of contractors, home builders, retail customers, building owners and other resellers, such as retailers and lumberyards.

Selling Stockholder

The selling stockholder is an entity affiliated with CD&R, a private investment firm, and was the former controlling stockholder of RSG. Immediately following the consummation of the RSG Acquisition, the selling stockholder beneficially owned approximately 15% of our outstanding common stock and became our largest stockholder. In connection with the RSG Acquisition, we entered into an investment agreement (the “Investment Agreement”) with the selling stockholder, which, as amended, provides that the selling stockholder (i) may designate two directors to the Beacon board of directors, for so long as the selling stockholder and its affiliates hold at least 58.6% of the shares of our common stock received by the selling stockholder at the closing of the RSG Acquisition and (ii) may designate one director to the Beacon board of directors for so long as the selling stockholder and its affiliates hold less than 58.6%, but at least 3.0%, of such shares; provided that the selling stockholder and its affiliates shall not be entitled to such one director designee pursuant to clause (ii) if they own less than 4.0% of the shares of our common stock then outstanding and the number of members of the Beacon board is at such time less than eight. Upon consummation of the RSG Acquisition, Philip W. Knisely, operating advisor to the funds managed by CD&R, and Nathan K. Sleeper, a principal of CD&R, were appointed as the selling stockholder’s designees to the Beacon board of directors.

Upon consummation of the RSG Acquisition, we also entered into the Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholder, pursuant to which we agreed to file a resale shelf registration statement for the benefit of the selling stockholder and certain of its permitted transferees promptly upon the expiration of a 180-day post-closing lock-up period. This prospectus forms part of such resale shelf registration statement, and relates to the shares issued to the selling stockholder pursuant to the Agreement and Plan of Merger, dated as of July 27, 2015, by and among CDRR Investors, Inc., Beacon and two of our wholly owned subsidiaries in a private placement upon closing of the RSG Acquisition. The Registration Rights Agreement also provides for customary demand and piggyback registration rights with respect to the shares of our common stock received by the selling stockholder in connection with the RSG Acquisition. See “Selling Stockholder — Material Relationships with Selling Stockholder” for more information regarding the Registration Rights Agreement.

For additional information about Beacon, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties described therein are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the provisions of our Second Amended and Restated Certificate of Incorporation (our “charter”) and our Amended and Restated By-Laws (our “bylaws”), which are incorporated by reference herein. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read our charter and our bylaws in their entirety.

General

Under our charter, we are authorized to issue 100,000,000 shares of our common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. As of April 15, 2016, there were 59,557,911 shares of our common stock, options to purchase 2,616,972 shares of common stock, 711,745 restricted stock units issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by an affirmative vote of a plurality of the votes properly cast with respect to such director. Vacancies on the board of directors may be filled by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available for the payment of dividends. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. In the event of a merger or consolidation with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.

Preferred Stock

Our charter authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more classes or series. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law (the “DGCL”) and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Anti-Takeover Provisions of the Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Special Meetings of Stockholders; Stockholder Action

A special meeting of our stockholders may be called only by the Chairman of the board, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the board of directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Our bylaws provide that our stockholders may not take action by written consent.

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended in accordance with the DGCL. Our bylaws may be amended by the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present. Our bylaws may also be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the foregoing provisions of our amended and restated by-laws.

Stock Exchange Listing

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

SELLING STOCKHOLDER

The following table sets forth information as of April 15, 2016 with respect to the ownership of our common stock by the selling stockholder based on information furnished to us by the selling stockholder. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 59,557,911 shares of our common stock outstanding as of April 15, 2016.

The following table also provides the maximum number of shares of our common stock that may be offered by the selling stockholder pursuant to this prospectus and the number of shares of our common stock that will be beneficially owned by the selling stockholder after such an offering, assuming the sale of all of the offered shares. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholder may also offer and sell less than the number of shares indicated. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the selling stockholder may change over time. Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The address for the beneficial owner is set forth in the footnotes to the table.

	Number of Shares of Common Stock Owned Prior to Resale		Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Owned After Resale
Name of Selling Stockholder	Number	%		Number(2)	%(2)
CD&R Roadhouse Holdings, L.P.(1)	8,536,500	14.3%	8,536,500	—	—

(1)	CD&R Associates VIII, Ltd. is the general partner of CD&R Roadhouse Holdings, L.P. CD&R Associates VIII, L.P. is the sole stockholder of CD&R Associates VIII, Ltd. CD&R Investment Associates VIII, Ltd. is the general partner of CD&R Associates VIII, L.P. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares held by CD&R Roadhouse Holdings, L.P. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors, consisting of Donald J. Gogel and Kevin J. Conway. Messrs. Gogel and Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by CD&R Roadhouse Holdings, L.P. Such persons expressly disclaim such beneficial ownership. All investment and voting decisions with respect to shares held by CD&R Roadhouse Holdings, L.P. are made by an investment committee of limited partners of CD&R Associates VIII, L.P. (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian Griffiths, Marco Herbst, George K. Jaquette, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Ravi Sachdev, Christian Rochat, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo and David H. Wasserman. All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Roadhouse Holdings, L.P. The address for CD&R Roadhouse Holdings, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.
(2)	Since we do not have the ability to control how many, if any, of the selling stockholder’s shares will be offered or sold, we have assumed that the selling stockholder will sell all of the shares registered herein for purposes of determining how many shares it will own and its percentage ownership after resale.

Material Relationships with Selling Stockholder

Investment Agreement

The selling stockholder is a party to an investment agreement dated July 27, 2015, as amended on October 1, 2015, which we refer to as the Investment Agreement, with Beacon that sets forth provisions relating to our board of directors.

Board of directors.  The Investment Agreement provides that the selling stockholder may designate two directors to our board of directors, for so long as the selling stockholder and its affiliates hold at least 58.6% of the shares of our common stock received by the selling stockholder at the closing of the RSG Acquisition. The selling stockholder may designate one director to our board of directors, for so long as the selling stockholder and its affiliates hold less than 58.6% but at least 3.0%, of such shares. However, the selling stockholder and its affiliates will not be entitled to such one director designee if they own less than 4.0% of the shares of our common stock then outstanding and the number of members of our board of directors is at such time less than eight. Upon consummation of the RSG Acquisition, Philip W. Knisely, operating advisor to the funds managed by CD&R, and Nathan K. Sleeper, a principal of CD&R, were appointed as the selling stockholder’s designees to the Beacon board of directors.

Registration Rights Agreement

The selling stockholder is a party to a registration rights agreement dated October 1, 2015, which we refer to as the Registration Rights Agreement, with Beacon that sets forth provisions relating to registration rights. The provisions of the Registration Rights Agreement will terminate when the selling stockholder and certain of its permitted transferees no longer own any shares of our common stock, except for the indemnification and contribution provisions, which will survive such termination.

Demand registration rights.  We agreed to file a resale shelf registration statement for the benefit of the selling stockholder and certain of its permitted transferees promptly upon the expiration of the 180-day post-closing lock-up period, and this prospectus forms part of such resale shelf registration statement, which was filed with the SEC on the date of this prospectus. In addition, pursuant to the Registration Rights Agreement, the selling stockholder and such transferees may make up to three requests (only two of which may require a customary “roadshow” or other substantial marketing efforts by Beacon) that we conduct an underwritten offering of the shares of our common stock held by the selling stockholder and such transferees.

Piggyback registration rights.  If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan, the selling stockholder will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations.

Cutback.  In connection with the above demand and piggyback registrations, the managing underwriters may limit the number of shares offered for marketing reasons. In such case, the shares to be included in the underwritten offering will be prioritized in accordance with the terms of the Registration Rights Agreement. In the case of a marketed underwritten shelf takedown offering requested by the selling stockholder, shares held by the selling stockholder and certain of its permitted transferees to be included in such underwritten offering will be given highest priority in the event of a cutback.

Expenses.  We are required to pay the fees and expenses associated with preparing and filing of any registration statement in connection with the above demand and piggyback registrations, including the resale shelf registration statement of which this prospectus forms a part. The selling stockholder will pay any fees and commissions (including underwriting discounts and commissions), legal fees of any counsel engaged by any selling stockholder and transfer taxes applicable to the shares sold by them through this prospectus.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own account. We will not receive any of the proceeds from these sales, if any. We will pay all of the fees and expenses incurred by us in connection with the registration of such shares. The selling stockholder will be responsible for any fees and commissions (including underwriting discounts and commissions), legal fees of any counsel engaged by the selling stockholder and transfer taxes applicable to the shares sold by them through this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder may sell the shares of our common stock covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;
•	“at the market” to or through market makers or into an existing market for the securities;
•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	by pledge to secure debts and other obligations;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholder may include the following information to the extent required by law:

•	the name of the selling stockholder and the number of shares of our common stock to be sold by it;
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the purchase price of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts and other items constituting underwriter compensation;
•	any initial public offering price; and
•	any discounts or concessions allowed, reallowed or paid to dealers.

The selling stockholder may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from underwriters and commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If the selling stockholder uses an underwriter or underwriters to effectuate the sale of shares of common stock, we and the selling stockholder will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. The selling stockholder may use underwriters with whom we or the selling stockholder has a material relationship. We will describe the nature of such relationship in the prospectus supplement, naming the underwriter. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholder may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholder also may sell shares of our common stock directly to purchasers rather than under this prospectus or any related prospectus supplement. In this case, the selling stockholder would not engage underwriters or agents in the offer and sale of such shares.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell our common stock short and deliver these shares of our common stock to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell our common stock. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of our common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell or otherwise transfer, pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any underwriters, broker-dealers or agents that participate in the sale of the selling stockholder’s shares of common stock or interests therein may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock held by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) three (3) years from the date of this prospectus and (ii) the date by which all of the shares of common stock covered by the registration statement of which this prospectus forms a part have been sold pursuant to such registration statement. We cannot assure you that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. A pledgee, secured party or person to whom the shares have been hypothecated will, upon foreclosure, be deemed to be a selling stockholder. The number of the selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.

The selling stockholder may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of common stock acquired in the distribution.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the shares of common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the shares. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares. If the underwriters create a short position in the shares of our common stock in connection with an offering (that is, if they sell more shares than are set forth on the cover page of the applicable prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing shares of our common stock in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The legality of the issuance of the shares of our common stock offered hereby is being passed upon by Sidley Austin LLP, Chicago, Illinois. If counsel for the selling stockholder or any underwriter passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the applicable prospectus supplement for that offering.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. included in Exhibit 99.1 of the Current Report on Form 8-K dated March 25, 2016 as of September 30, 2015 and September 30, 2014 and the three-year period ended September 30, 2015, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and December 31, 2013 and for the years then ended included in Exhibit 99.2 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated September 9, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and for the year then ended included in Exhibit 99.1 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated February 16, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CDRR Investors, Inc. for the period from May 31, 2012 through December 31, 2012 (successor) and the period from January 1, 2012 through May 30, 2012 (predecessor), included in Exhibit 99.2 to the Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated September 9, 2015, have been audited by BDO USA, LLP, independent certified public accountants, as set forth in their report thereon, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering under this prospectus is completed or terminated (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):

1.	Our Annual Report on Form 10-K for the year ended September 30, 2015, filed on November 24, 2015 (File No. 000-50924);
2.	Our Definitive Proxy Statement on Schedule 14A, filed on January 6, 2016 (only those parts incorporated in our Annual Report on Form 10-K for the year ended September 30, 2015 (File No. 000-50924));
3.	Our Quarterly Report on Form 10-Q for the period ended December 31, 2015, filed on February 5, 2016 (File No. 000-50924);
4.	Our Current Reports on Form 8-K, filed on September 9, 2015 (only Item 9.01(a) thereof and Exhibit 99.2 thereto), October 1, 2015 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), November 9, 2015, December 2, 2015, February 12, 2016, February 16, 2016, March 11, 2016 and March 25, 2016 (File No. 000-50924); and
5.	The description of the common stock contained in our Form 8-A, filed on September 3, 2004 (incorporated by reference from the description set forth under the caption “Description of capital stock, certificate of incorporation and by-laws” in our prospectus dated September 22, 2004, filed on September 23, 2004 as part of our Registration Statement on Form S-1 (File No. 333-116027)), as supplemented by the “Description of Capital Stock” beginning on page 3 of this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner of such person, to whom this prospectus is delivered, a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein).

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Beacon Roofing Supply
505 Huntmar Park Drive
Suite 300
Herndon, Virginia 20170
Attention: Chief Financial Officer
Telephone: (571) 323-3940

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC’s Internet website located at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.becn.com. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

8,536,500 Shares

Beacon Roofing Supply, Inc.

Common Stock

Credit Suisse

May 16, 2016